EXHIBIT 99.1


OPUS360 CONTACT:  Keith Widyolar, 212.884.6436, kwidyolar@opus360.com
MEDIA CONTACT:  Matt Langan, KCSA, 212.896.1299, mlangan@kcsa.com
INVESTOR RELATIONS CONTACT:  Todd Fromer, KCSA, 212.896.1215, tfromer@kcsa.com


            OPUS360 ENTERS INTO AGREEMENT TO BUY OUTSOURCING HUB


NEW YORK, MARCH 16, 2001 - OPUS360 CORPORATION (NASDAQ: OPUS), a leading provider of eBusiness software for managing and acquiring skilled professionals, today announced that it has entered into an asset purchase agreement pursuant to which Opus360 will acquire certain specified assets of Mirronex Technologies Inc., consisting primarily of the mxConnect product and will assume certain specified liabilities of Mirronex. The transaction is expected to be completed through a Chapter 11 bankruptcy proceeding commenced today by Mirronex and pursuant to Section 363 of the U.S. Bankruptcy Code.

Completion of the asset purchase is subject to numerous conditions as well as approval by the bankruptcy court. Opus360 expects to consummate the transaction during the first half of its fiscal year.

mxConnect is an outsourcing hub that acts as a marketplace between companies and their staffing suppliers. The product will add billing and settlement infrastructure to Opus360's Workforce360(TM), a family of eBusiness software and services for managing and acquiring skilled professionals.

ABOUT OPUS360 CORPORATION
-------------------------
Opus360 provides eBusiness software that enables companies to manage and acquire skilled professionals strategically. Recently named one of the top 100 technology companies by Forbes magazine and one of the top 100 eProcurement providers by iSource Business magazine, Opus360's software enables businesses to get more work done with the employees they have and reduce the cost of acquiring skilled professionals.

Opus360 has sold its products and services to leading corporations, professional services and staffing firms such as Lucent Technologies (NYSE:
LU), Computer Sciences Corporation (NYSE: CSC), CompuCom (Nasdaq: CMPC), Computer Task Group (NYSE: CTG) and Global Managed Services. Opus360 is a Safeguard Scientifics (NYSE: SFE) partner company. Opus360 is headquartered in New York City and can be contacted in the U.S. at 212.687.6787 or opus360.com.

NOTE REGARDING FORWARD LOOKING STATEMENTS
-----------------------------------------
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding Opus360's growth and profitability, growth strategy, operating expense reduction targets and trends in the industry in which Opus360 operates. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements are detailed in the documents filed by Opus360 with the Securities and Exchange Commission including but not limited to those contained under the risk factors section of our IPO prospectus dated April 7, 2000 and also include, among others, that the proposed transaction will not provide Opus360 with the expected benefits and that Opus360 will not be able to integrate the mxConnect product successfully with its other product offerings. Opus360 assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events which may have a retroactive effect.